Exhibit 23.3

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our summary reports on audits of the estimated quantities of certain proved reserves of oil and gas, net to Marathon Oil Corporation’s interest, which appear in Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580
Houston, Texas
May 30, 2019

SUITE 800, 350 7TH AVENUE, S.W. 621 17TH STREET, SUITE 1550	CALGARY, ALBERTA T2P 3N9 DENVER, COLORADO 80293-1501	TEL (403) 262-2799 TEL (303) 623-9147	FAX (403) 262-2790 FAX (303) 623-4258